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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 33-56313, 33-55337, 333-12399, 33-53089, 2-86142,
33-31190 and 333-12401), on Form S-3 (Registration No. 333-51103) and Form S-4
(Registration No. 333-52633) of CKE Restaurants, Inc. ("CKE") of our report dated February 20, 1998 (April 1, 1998 with respect to Note 13), on the consolidated balance sheets of Flagstar Enterprises, Inc. and Subsidiary as of December 31, 1996 and 1997 and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in CKE's Current Report on Form 8-K dated April 1, 1998, as amended.

/s/

Greenville, South Carolina

June 12, 1998